EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Cynthia Bentley-DeNight

Sr. V.P. Marketing

Dynamic Leisure Corporation

813-877-6300

cb.denight@dylicorp.com

Dynamic Leisure Corporation Appoints David Shapiro to Board

TAMPA, Fla., January 12, 2007: Dynamic Leisure Corporation, (OTCBB: DYLI), an online international technology-based, travel product packager and wholesaler, today announced that it has appointed David Shapiro to its board of directors. Mr. Shapiro has been an attorney for over nine years and has extensive business development expertise and experience in business law, intellectual property rights management, mergers and acquisitions, securities compliance, and strategic partnerships.

Mr. Shapiro’s appointment to the board replaces Mark Crone. Mr. Crone continues to serve as outside general counsel to the Company after having resigned his director post, acknowledging the Company would be best served by an independent member.

“We are extremely pleased to have someone with David’s business acumen and experience join the board. He will certainly be a significant contributor to the Company,” said Dan Brandano, CEO, Dynamic Leisure Corporation. “As well, the Company will continue to benefit from the insight of Mark Crone in his role as general counsel,” continued Mr. Brandano.

Mr. Shapiro is a member of the Academy of Television Arts and Sciences and presently oversees corporate business and legal affairs for DIC Entertainment, a publicly traded, global brand management company focused on the development, distribution and marketing of intellectual properties. Previously, he was the head of Corporate Projects and Initiatives at LRN, the leading provider of technology-enabled ethics and corporate governance solutions. Prior to joining LRN, Mr. Shapiro was a corporate attorney at Wilson Sonsini Goodrich and Rosati, where he specialized in venture capital financings and mergers and acquisitions for public and private technology companies. Earlier, he served as a prosecutor in the Manhattan District Attorney’s Office.

Mr. Shapiro graduated with honors from Harvard Law School and received a Master’s degree in Public Policy from the Eagleton Institute of Politics and a Bachelor of Arts degree in Politics from Brandeis University, where he graduated Phi Beta Kappa.

About Dynamic Leisure Corporation

Dynamic Leisure Corporation (OTCBB: DYLI), headquartered in Tampa, Florida with offices in New York City and London, England, is an online international technology-based, travel product packager and wholesaler. Using its dynamic packaging capabilities, the Company provides competitively priced worldwide vacation travel packages directly to the consumer, travel agencies and other travel resellers. Users can create custom travel packages to meet their specific needs. Featured destinations include the Caribbean, Mexico, Europe and leisure U.S. Destinations, such as Florida, California and Las Vegas.

For more information, contact Cynthia Bentley-DeNight, at Dynamic Leisure Corporation, tel 813-877-6300, email cb.denight@dylicorp.com, or visit www.dylicorp.com.

Forward-looking statement: This press release may contain forward-looking statements that are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. You should not unduly rely on these statements. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company’s business generally is included in “Risk Factors” in the Company’s most recent public filings with the Securities and Exchange Commission, which may be reviewed at www.sec.gov.